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Exhibit 10.37

Compensation Arrangements

        On February 18, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Mandalay Resort Group (the "Company") took the following actions:

          (i)  evaluated the performances of Michael S. Ensign, the Company's Chairman of the Board, Chief Executive Officer and Chief Operating Officer, William A. Richardson, the Company's Vice Chairman of the Board, and Glenn W. Schaeffer, the Company's President, Chief Financial Officer and a member of the Board of Directors (the "Participants"), for fiscal 2005, as measured by pre-established performance goals under the Company's 2000 Executive Officers' Bonus Plan (the "Plan"), and, in accordance with the pre-established performance goals, awarded to each Participant (a) a performance-based bonus equal to 65% of his base salary for achievement of the performance goal based on a net revenue performance target, plus (b) 55% of his base salary based on a performance goal relating to the comparison of Mandalay's cash flow margin to the average composite cash flow margin of a pre-determined group of competitors;

         (ii)  awarded discretionary bonuses of $625,000 to Mr. Ensign, $550,000, to Mr. Richardson and $425,000 to Mr. Schaeffer, in each case representing 50% of the Participant's base salary for fiscal 2005;

        (iii)  established fiscal 2006 base salaries of $1,400,000 for Mr. Ensign, $1,200,000 for Mr. Richardson and $875,000 for Mr. Schaeffer;

        (iv)  established performance goals for determining the fiscal 2006 bonuses of the Participants under the Plan using the same pre-established performance goals utilized for fiscal 2005, which bonuses are contingent on a further approval of the Plan by shareholder prior to the end of fiscal 2006; and

         (v)  awarded special bonuses (which, if earned, would be in lieu of the bonuses referred to in clause (iv)) that are payable only if the merger with MGM MIRAGE closes before April 15, 2005, as follows: to Mr. Ensign a bonus equal to 154% of his fiscal 2006 base salary through the closing of the merger with MGM MIRAGE, to Mr. Richardson a bonus equal to 153% of his fiscal 2006 base salary through the closing of the merger with MGM MIRAGE and to Mr. Schaeffer a bonus of 143% of his fiscal 2006 base salary through the closing of the merger with MGM MIRAGE. Each special bonus represents a percentage of base salary equal to the average total percentage bonuses paid to the Participant since the implementation of the Plan, including, in the case of the fiscal 2002, the bonus as calculated before reflection of the Participant's voluntary reduction of that year's bonus due to the events of September 11, 2001.

        On April 15, 2005, the Committee extended to April 30, 2005 the date by which the merger must close in order to receive the special bonuses described in (v), above.

        The Committee's members are William E. Bannen, Jeffrey D. Benjamin and Rose McKinney-James.

        On March 2, 2005, the Company's Board of Directors awarded "stay bonuses" of $800,000 to Yvette E. Landau, the Company's Vice President, General Counsel and Secretary, and $742,000 to Les Martin, the Company's Vice President, Chief Accounting Officer and Treasurer.

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  Exhibit 10.37
Compensation Arrangements